                                                                    EXHIBIT 99.1

                       RELATIONSERVE MEDIA, INC. ANNOUNCES
                        AGREEMENT TO ACQUIRE SENDTEC INC.

                 DEAL VALUED AT $50 MILLION AND CREATES LEADING
                    PLAYER IN THE ELECTRONIC MARKETING SPACE

FORT  LAUDERDALE,  Fla.,  August 10, 2005 -- RELATIONSERVE  MEDIA,  INC. (OTCBB:
RSVM) a leading provider of permission-based  e-marketing  solutions,  announced today the  execution of a definitive  agreement to acquire the assets of SendTec
Inc., a wholly owned subsidiary of theglobe.com  (OTCBB:  TGLO). SendTec Inc. is
one  of  the  nation's  foremost  direct  marketing  agencies   specializing  in
interactive   advertising.   The  combined   entity  will   operate   under  the
RelationServe  Media name and in 2005 is expected to generate pro-forma revenues and operating income in excess of $70 million and $10 million,  respectively. In addition,  RelationServe  Media expects the  acquisition to be accretive to 2005 earnings. On a pro forma basis, the combined companies would have generated over
$47 million of revenue and over $3.5  million in operating  income in 2004.  The transaction  is expected to close  within  sixty  days.  Consideration  for this transaction is comprised of more than $50 million in cash and stock.

RelationServe  Media also  announced the following  additions to its  management team.  Paul Soltoff,  formerly the founder and CEO of SendTec Inc.,  will become the CEO of  RelationServe  Media  and  will  also  join the  company's  Board of
Directors. Mr. Soltoff has thirty years of experience in direct marketing and is regarded as a pioneer in electronic direct marketing.  Eric Obeck,  formerly the
President of SendTec  Inc.,  will become the new President and Donald Gould Jr., formerly  the CFO of SendTec  Inc.,  will  become  the new CFO of  RelationServe
Media.

RelationServe Media's current CEO, Mandee Heller Adler, will continue to run the permission-based  e-marketing  business as President of RelationServe  Access, a wholly-owned  subsidiary  of  RelationServe  Media.  In addition,  Ohad Jehassi, currently RelationServe Media's COO, has been named President of friendsand.com, another  wholly-owned  subsidiary  of  RelationServe  Media.  Warren Musser will remain as Chairman of the newly combined companies.  The management changes take effect upon consummation of the acquisition.

"The  acquisition  of SendTec's  physical  assets,  as well as the  intellectual assets of its management team,  positions  RelationServe Media as a major player in the electronic  marketing  space,"  commented Warren Musser,  Chairman of the
Board for RelationServe  Media.  "Adding SendTec's digital  advertising,  direct response  TV  advertising  and  its  offline-to-online  tracking  and  reporting services to the suite of products already offered by RelationServe Media creates
a  dynamically   synergistic   fit  that  will  expand  the  company's   selling
opportunities."

Paul Soltoff, founder and CEO of SendTec, Inc., commented, "The combined company is a powerhouse in the direct marketing  industry  providing a complete suite of integrated  data  services,  new  media  technologies  and  full-service  direct marketing acquisition capabilities to national advertisers." Mr. Soltoff went on to  say,  "In  a  multi-channel  media  world  where  the  lines  are  blurring,
RelationServe  Media enables marketers to target media on a highly efficient and
ROI-centric basis to maximize their marketing investments in the fastest growing advertising markets in the world: the Internet and Direct Response Television."

About Relationserve Media, Inc.

Headquartered  in Fort  Lauderdale,  Florida,  RelationServe  Media develops and executes  client-tailored  online and offline marketing programs. As part of its full suite of marketing  solutions,  RelationServe Media owns and manages one of the industry's largest  security-compliant email databases with over 175 million security-  compliant  email addresses and a total postal database of 180 million records for its  client's  direct  marketing  initiatives.  RelationServe  Media believes  that it has the  industry's  largest and most  accurate  database  for appending and enhancing  customer database records with information on more than
85 million opt-in consumers. In addition,  RelationServe Media owns a collection
of  over  60  web-mining   properties  that  generate  over  10  million  online
registration  page views per month for client lead generation  initiatives.  For more information, visit HTTP://WWW.RELATIONSERVE.COM.

About SendTec, Inc.

SendTec is a full service  direct  marketing  company  specializing  in Internet customer acquisition and DRTV advertising. The company's strategy is to generate
ROI-centric,  scalable  results.  The  company is  technology  enabled  and 100%
accountable    to   achieving    objectives.    The   company   has    extensive
multi-disciplinary  skills  in-house to help clients  acquire,  retain and build profitable,  long-term  relationships  with their  customers.  SendTec  provides comprehensive Internet Advertising and DRTV Services including performance-based
Internet  media DRTV media buying.  The company has a full suite of Internet and
DR tracking systems including the only  Patent-pending DRTV to Internet tracking
service.     For    more    information    visit    the    company's    website:
HTTP://WWW.SENDTEC.COM.

Safe Harbor  Statement  under the Private  Securities  Litigation  reform Act of
1995:   Forward-looking   statements  often  are  proceeded  by  words  such  as
"believes",  "expects",  "may", "anticipates",  "plans",  "intends",  "assumes",
"will" or similar expressions.  Forward-looking  statements reflect management's current expectations,  as of the date of this press release, and involve certain risks and  uncertainties.  RelationServe  Media's  actual  results  could differ materially  from those  anticipated  in these  forward-looking  statements  as a result  of  various  factors.  The  statements  that  are not  historical  facts contained in this press release are  "forward-looking  statements"  that involve certain risks and uncertainties, including, but not limited to, risks associated
with  the  uncertainty  of  future  financial  results,   additional   financing
requirements,  development of new products,  the effectiveness,  probability and marketability of such products, the ability to protect proprietary  information, the impact of  current,  pending or future  legislation  and  regulation  on the electronic  marketing industry,  the impact of competitive  products or pricing, technological  changes,  the effect of general economic and business  conditions and other risks and  uncertainties  detailed in the  Company's  filings with the
Securities and Exchange Commission.

Contact:
Summit Financial Partners, LLC
Anthony D. Altavilla, 317-218-0204